Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Amprius Technologies, Inc.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share, reserved for issuance pursuant to the Amprius Technologies, Inc. 2022 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,441,160(2)	$2.64(3)	$11,724,662.40	$147.60 per $1,000,000	$1,730.56
Equity	Common stock, $0.0001 par value per share, reserved for issuance pursuant to the Amprius Technologies, Inc. 2022 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	888,232(4)	$2.24(5)	$1,989,639.68	$147.60 per $1,000,000	$293.67
Total Offering Amounts					$13,714,302.08		$2,024.23
Total Fee Offsets							—
Net Fee Due							$2,024.23

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) and the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)Represents an automatic increase on January 1, 2024 to the number of shares available for issuance under the 2022 Plan in accordance with the automatic share reserve increase provisions of the 2022 Plan.
(3)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.64 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on March 25, 2024.
(4)Represents an automatic increase on January 1, 2024 to the number of shares available for issuance under the 2022 ESPP in accordance with the automatic share reserve increase provisions of the 2022 ESPP.
(5)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $2.64 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on

March 25, 2024. Pursuant to the 2022 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2022 ESPP).